Exhibit 99.1

MEDIA CONTACT:	ANALYSTS CONTACT:
Scott Blake	Darcy Reese
Director, Media Relations	Vice President, Investor Relations
614/716-1938	614/716-2614

AEP Receives U.S. Department of Energy Loan Guarantee to Upgrade 5,000 Miles of Transmission Lines

Columbus, OH, October 16, 2025 – AEP Transmission, a subsidiary of American Electric Power (Nasdaq: AEP) has closed on a $1.6 billion loan guarantee at a preferred interest rate from the U.S. Department of Energy’s Loan Programs Office (LPO) to upgrade nearly 5,000 miles of transmission lines in Indiana, Michigan, Ohio, Oklahoma, and West Virginia while saving customers an estimated $275 million in financing costs over the life of the loan, benefits that customers will realize through lower costs in their bills.

The upgrades supported by this financing will replace existing transmission lines in existing rights-of-way with new lines capable of carrying more energy. The upgrades will provide enhanced reliability for customers and facilitate new economic growth opportunities by bringing additional power capacity to the communities AEP serves. AEP estimates that 1,100 construction jobs will be created through these projects.

Energy demand is increasing across AEP’s footprint. Customers have committed to business expansions or additions that will require an additional 24 gigawatts of electricity demand by the end of the decade. The upgrades have primarily been identified to support data center, artificial intelligence and manufacturing development and represent generational load growth on the electric system. Seeking federal funding opportunities and implementing rate structures that ensure new large customers are supporting infrastructure investment are some of the ways AEP is working to reduce rate impacts for customers.

“AEP is experiencing growth in energy demand that has not been seen in a generation. As the first company to close a new loan with the Trump Administration under this program, we are excited to get to work on these projects to improve the service we provide to our customers,” said Bill Fehrman, AEP chairman, president and chief executive officer. “This loan saves our customers money and improves reliability while supporting economic growth in our states. The funds we will save through this program enable us to make additional investments to enhance service for our customers.”

State Transco	Total Projects	Line Miles Replaced	Customers Served (Approximate)
Ohio Transco	76	2,122	1.5M
I&M Transco	29	1,410	600,000
Oklahoma Transco	17	1,434	1.2M
West Virginia Transco	4	26	460,000

AEP will work with local communities and landowners in siting these critical transmission lines that will power important technology advancements and facilitate economic development for the states and communities AEP serves.

Approximately 100 miles of transmission lines across Ohio and Oklahoma are the first projects to be supported by the loan guarantee. Additional funding and projects will follow.

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About AEP

Our team at American Electric Power (Nasdaq: AEP) is committed to improving our customers' lives with reliable, affordable power. We are investing $54 billion from 2025 through 2029 to enhance service for customers and support the growing energy needs of our communities. Our nearly 17,000 employees operate and maintain the nation's largest electric transmission system with 40,000 line miles, along with more than 225,000 miles of distribution lines to deliver energy to 5.6 million customers in 11 states. AEP also is one of the nation's largest electricity producers with approximately 30,000 megawatts of diverse generating capacity. We are focused on safety and operational excellence, creating value for our stakeholders and bringing opportunity to our service territory through economic development and community engagement. Our family of companies includes AEP Ohio, AEP Texas, Appalachian Power (in Virginia, West Virginia and Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, a competitive retail energy supplier. AEP is headquartered in Columbus, Ohio. For more information, visit aep.com.
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